Exhibit 10.9

SUBLEASE

BETWEEN

ORACLE AMERICA, INC.

AND

GUIDEWlRE SOFTWARE, INC.

2207 Bridgepointe Parkway,

San Mateo, California

(“Bridgepointe Building 3”)

Conference Center

Ground Floor

Approved as to Form

SUBLEASE

THIS SUBLEASE (“Sublease”) is entered into as of December 20, 2010 (the “Effective Date”), by and between ORACLE AMERICA, INC., a Delaware corporation (“Sublandlord”) and GUIDEWIRE SOFTWARE, INC., a Delaware corporation (“Subtenant”), with reference to the following facts:

A. Pursuant to that certain Lease dated as of June 11, 1999 (the “Original Master Lease”), as the same has been amended by that certain First Amendment to Lease dated as of September 23, 2000 (the “First Amendment”), by that certain Second Amendment to Lease dated as of August 11, 2006 (the “Second Amendment”) (the Original Master Lease, as amended by the First Amendment and the Second Amendment being referred to herein as the “Master Lease”), Sobrato Interests III (“Landlord”), as Landlord, leases to Sublandlord (successor in interest to Siebel Systems, Inc.), as tenant, certain space (the “Master Lease Premises”) consisting of the entire 167,505 rentable square foot building (the “Building”) located at 2207 Bridgepointe Parkway in the City of San Mateo (“City”), State of California. The Building, together with (i) the 141,496 rentable square foot building located at 2215 Bridgepointe Parkway (“Building 1”) and (ii) the 141,496 rentable square foot building located at 2211 Bridgepointe Parkway (“Building 2”) comprise the “Project,” as more particularly defined in the Master Lease. A complete copy of the Master Lease is attached hereto as Exhibit E.

B. As of the Effective Date, Subtenant (1) subleases from Sublandlord certain space in Building 2 pursuant to that certain Sublease dated as of                     , 2007, for a term that expires on July 31, 2012 (the “2211 Sublease”), and (2) has a license to use a portion of the Master Lease Premises located the conference center (the “Conference Center”) on the ground floor of the Building known as Suites 170-A and 170-B pursuant to that certain License Agreement dated November 23, 2009, as amended by that certain Amendment to License Agreement dated March 18, 2010, that certain Second Amendment to License Agreement dated May 26, 2010, and that certain Third Amendment to License Agreement dated December     , 2010 (as amended, the “License Agreement”), by and between Sublandlord and Subtenant

C. Subtenant desires to use and occupy all of the Conference Center space commonly known as Suite 170, as more particularly shown in Exhibit A attached hereto and incorporated herein by reference (the “Subleased Premises”), for a term to expire conterminously with the 2211 Sublease. For such purpose, the parties entered into the Third Amendment to License Agreement to facilitate the performance of certain improvements to the Subleased Premises during the Sublease negotiations.

D. The parties now desire to enter into this Sublease to govern Subtenant’s use and occupancy of the Subleased Premises, and to supersede the License Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference into this Sublease, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, Sublandlord and Subtenant hereby agree as follows:

1. Sublease. Sublandlord hereby subleases to Subtenant and Subtenant hereby subleases from Sublandlord for the term, at the rental, and upon all of the conditions set forth herein, the Subleased Premises.

2. Term.

(a) Generally. The term of this Sublease (“Term”) shall commence on the date (the “Commencement Date”) that is two (2) business days following the date upon which Sublandlord procures Landlord’s consent to this Sublease (the “Consent”, and the date upon which Sublandlord procures the Consent being the “Consent Date”). The Term will end on July 31, 2012 (the “Expiration Date”), unless sooner terminated pursuant to any provision hereof, Upon the determination of the Commencement Date, Sublandlord and Subtenant, will enter into a letter agreement in the form of Exhibit B attached hereto. The License Agreement shall be deemed to expire by its terms as of the Commencement Date of this Sublease, and from and after the Commencement Date, Subtenant’s occupancy of the Subleased Premises shall be governed by the terms of this Sublease.

(b) Failure to Obtain Landlord’s Consent. Notwithstanding Section 2(a) above, if for any reason despite the parties good faith efforts Sublandlord is unable to obtain the Consent on or before January 31, 2011, this Sublease and the parties rights and obligations hereunder shall terminate and be of no further force and effect, and Subtenant’s use and occupancy of any portion of the Subleased Premises shall continue to be governed by the terms of the License Agreement.

3. Rent.

3.1 Rent Payments. From and after the Commencement Date Subtenant shall pay to Sublandlord as base rent for the Subleased Premises during the Term (“Base Rent”) the following:

Period	Monthly Base Rent
Commencement Date-Expiration Date	$8,500.00

If the Term does not begin on the first day or end on the last day of a calendar month, the Base Rent for any partial month shall be prorated by multiplying the monthly Base Rent by a fraction, the numerator of which is the number of days of the partial month included in the Term and the denominator of which is the total number of days in the full calendar month. All Rent (hereinafter defined) shall be payable in lawful money of the United States, by regular bank check of Subtenant, to Sublandlord at the following address:

1001 Sunset Boulevard

Rocklin, CA 95765

Attn: Lease Administration

or to such other persons or at such other places as Sublandlord may designate in writing. “Rent” shall mean, collectively. Base Rent and all other sums payable by Subtenant to Sublandlord under this Sublease, whether or not expressly designated as “rent”, all of which are deemed and designated as rent pursuant to the terms of this Sublease. Base Rent is payable hereunder in advance without setoff, deduction, notice or demand. Unless expressly set forth to the contrary in this Sublease, all other amounts payable by Subtenant hereunder are payable within ten (10) business days following Sublandlord’s delivery of an invoice therefor to Subtenant,

3.2 Gross Sublease. Except as expressly set forth herein, it is intended that this Sublease be a “gross” sublease, such that all Base Rent payable by Subtenant to Sublandlord hereunder will include the cost to Sublandlord of operating and maintaining the Subleased Premises, the Building and the Project.

4. Subleased Premises Not Separately Demised. The parties acknowledge (a) that the Subleased Premises is not separately demised or secured, (b) that the entrances to the Subleased Premises are open, not monitored and accessible from the Common Areas of the Building at all limes, and (c) that the Subleased Premises is located adjacent to a hallway used for ingress and egress to a stairwell and the freight elevator for the Building. Subtenant shall not have any right to limit or otherwise interfere with the use of the Common Areas located adjacent to the Subleased Premises by Sublandlord or any other party. Notwithstanding any other provision of this Sublease to the contrary, Sublandlord shall have no liability or responsibility with respect to the security of the Subleased Premises and Subtenant’s personal property therein, and Subtenant shall be solely responsible for providing security services to Subtenant and the Subleased Premises.

5. Use and Occupancy.

5.1 Use. The Subleased Premises shall be used and occupied only for general office use, and office conference center and training use, and for no other use or purpose.

5.2 Compliance with Master Lease.

(a) By Subtenant. Subtenant agrees that it will occupy the Subleased Premises in accordance with the terms of the Master Lease and will not suffer to be done or omit to do any act which may result in a violation of or a default under any of the terms and conditions of the Master Lease, or render Sublandlord liable for any damage, charge or expense thereunder. Subtenant further covenants and agrees to indemnify Sublandlord against and hold Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including attorneys fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Subtenant’s failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease. Any other provision in this Sublease to the contrary notwithstanding, Subtenant shall pay to Sublandlord as Rent hereunder any and all sums which Sublandlord may be required to pay Landlord arising out of a request by

Subtenant for, or use by Subtenant of, additional or over-standard Building services from Landlord (for example, but not by way of limitation, charges associated with after-hours HVAC usage and overstandard electrical charges).

(b) By Sublandlord. Sublandlord agrees that it will perform its obligations under the Master Lease during the Term and will not amend or modify the Master Lease in any way or knowingly take any action under the Master Lease which would increase Sublandlord’s obligations hereunder (other than in a de minimus way, such as requiring Subtenant to send notices to an additional address, etc.) or materially adversely affect Subtenant’s rights hereunder. Without limitation, Sublandlord agrees that it will not terminate the Master Lease without the prior written consent of Subtenant, except as Sublandlord may be entitled to terminate the Master Lease in the event of casualty or condemnation.

(c) Master Lease Renewal. Sublandlord will not exercise its rights to renew the Master Lease.

5.3 Rules and Regulations. Subtenant shall comply with the rules and regulations for the Building attached hereto as Exhibit D and such amendments or supplements thereto as Sublandlord may adopt from time to time with prior notice to Subtenant (the “Rules and Regulations”), as well as any applicable CC&R’s. Sublandlord agrees that (i) any Rules and Regulations promulgated by Sublandlord shall not be unreasonably modified or amended or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Subtenant’s business and no Rule or Regulation shall unreasonably or materially interfere with Subtenant’s permitted use, (ii) Sublandlord shall provide Subtenant with reasonable advance notice of any modification or amendment of the Rules and Regulations, and (iii) in the event of a conflict between the Rules and Regulations and the provisions of this Sublease, the provisions of this Sublease will control. Without limitation on the foregoing, Subtenant acknowledges that CC&R’s may provide for some or all of the Project common areas to be transferred to a property owners’ association which will assume the obligation to cause to be operated and maintained some or all of the Project common areas (typically, through a property management/maintenance company retained by the property owners’ association in respect of such obligations). Sublandlord shall not be liable to Subtenant for or in connection with the failure of any other tenant of the Building or Project to comply with any rules and regulations applicable to such other occupant under its lease or sublease.

5.4 Landlord’s Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Landlord thereunder, Subtenant acknowledges and agrees that Sublandlord shall be entitled to look to Landlord for such performance. In addition, Sublandlord shall have no obligation to perform any repairs or any other obligation of Landlord under the Master Lease. Except as expressly set forth herein, Sublandlord shall not be responsible for any failure or interruption, for any reason whatsoever, of the services or facilities that may be appurtenant to or supplied at the Building or Project by Landlord, and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (i) abatement, diminution or reduction of Subtenant’s obligations under this Sublease, or (ii) liability on the part of Sublandlord. Notwithstanding the foregoing, Sublandlord shall promptly take such action as may reasonably be indicated, under the circumstances, to secure such performance upon Subtenant’s request to Sublandlord to do so and shall thereafter use diligent efforts to secure timely completion of such performance by Landlord.

5.5 Maintenance.

(a) Sublandlord’s Maintenance. Sublandlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) all structural elements and components of the Building (except to the extent that the responsibility for such work is Landlord’s pursuant to the Master Lease); (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (3) the “Building Common Areas” (i.e., those areas within the Building devoted to corridors, elevator lobbies, vending areas and lobby areas (whether at ground level or otherwise), and other similar facilities provided for the common use or benefit of tenants generally and/or the public (excluding those areas within the Building used for elevator shafts, flues, vents, stacks, pipe shafts, risers and other vertical penetrations, mechanical rooms, elevator mechanical rooms, janitorial closets, electrical and telephone closets, mail rooms and similar areas in the Building not designated for the exclusive use of a particular tenant or for the common use of tenants in general); (4) exterior windows of the Building; (5) elevators serving the Building; and (6) Building standard lighting fixtures (i.e., lamp and ballasts) within the Subleased Premises. Sublandlord shall not be responsible for, and Subtenant shall reimburse Sublandlord within ten (10) business days after demand from Sublandlord, for the cost of any repairs, together with an administrative charge in an amount equal to 10% of the cost thereof, for damage caused by any negligent or intentional act or omission of Subtenant or any person claiming through or under Subtenant or any of Subtenant’s employees, contractors or agents or because of use of the Subleased Premises for other than normal and customary office operations. Sublandlord shall perform its obligations under this Section 5.5(a) within a reasonable time (considering the nature and urgency of the repair) after Sublandlord receives written notice of the need for such repairs or maintenance. Notwithstanding anything to the contrary contained in this Sublease, except as provided in Section 6.2 below or as otherwise expressly provided in this Sublease, Sublandlord shall not be liable for and there shall be no abatement of rent with respect to, any injury to or interference with Subtenant’s business arising from any performance or nonperformance of any repair, maintenance, alteration or improvement in and to any portion of the Project, Building or the Subleased Premises, no actual or constructive eviction of Subtenant shall result from such performance or nonperformance. Subtenant shall not have the right to terminate this Sublease, and Subtenant shall not be relieved from the performance of any covenant or agreement in this Sublease by reason thereof. Subtenant hereby waives and releases its right to make repairs at Sublandlord’s expense under Sections 1932(1), 1933(4), 1941 and 1942 of the California Civil Code or any similar or successor laws now or hereinafter in effect.

(b) Subtenant’s Maintenance. Subtenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Subleased Premises that are not Sublandlord’s express responsibility under this Sublease, and shall keep the Subleased Premises in good condition and repair, reasonable wear and tear and repairs that are the express responsibility of Sublandlord under this Sublease excepted. Subtenant’s repair obligations include, without limitation, repairs to: (1) the interior side of demising walls; (2) doors; (3) floor coverings; (4) interior partitions, interior glass, interior window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements; (5) electronic, phone and data cabling and related switches and transmission lines (collectively, “Network Cabling”) that is installed by or for the exclusive benefit of Subtenant and located in the Subleased Premises or other portions of the Building or Project, and whether installed under the terms of this Sublease or the License Agreement; (6) supplemental air conditioning units, plumbing and similar facilities as applicable, serving Subtenant exclusively (Subtenant will provide Sublandlord with written copies of all maintenance contracts for such work); and (7) alterations or Subtenant Alterations approved by Sublandlord (and, if required. Landlord) and performed by contractors retained by Subtenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in this Sublease, the Master Lease, or as may otherwise be issued from time to time by Landlord or Sublandlord. If Subtenant fails to make any repairs to the Subleased Premises for more than fifteen (15) days after written notice from Sublandlord (although notice shall not be required if there is an emergency), Sublandlord may make the repairs, and Subtenant shall pay the reasonable cost of the repairs to Sublandlord within ten (10) business days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

5.6 Compliance with Laws. Subtenant shall comply with all laws, including, without limitation, the Americans with Disabilities Act, regarding the operation of Subtenant’s business and the use, condition, configuration and occupancy of the Subleased Premises and any Subtenant Alterations in the Subleased Premises; provided, however, that Subtenant shall have no obligation to comply with laws requiring improvements to the common areas or the Building structure, except to the extent the same are necessitated by any Subtenant Improvements or Subtenant’s use of the Subleased Premises for other than general office use. and office conference center and training use. Sublandlord shall comply with ail laws relating to the common areas and the base Building (except to the extent that such compliance is the responsibility of Landlord under the Master Lease), provided that compliance with such laws is not necessitated by Subtenant Improvements or Subtenant’s use of the Subleased Premises for other than general office use, and office conference center and training use and is not otherwise the responsibility of Subtenant as expressly provided in this Sublease, and provided further that Sublandlord’s failure to comply therewith would prohibit Subtenant from obtaining or maintaining a certificate of occupancy for the Subleased Premises, would unreasonably and materially affect the safety of Subtenant or Subtenant’s employees, would create a significant health hazard for Subtenant or Subtenant’s employees or would otherwise materially interfere with Subtenant or Subtenant’s employees’ use and enjoyment of the Subleased Premises. Subtenant, within ten (10) days after receipt, shall provide Sublandlord with copies of any notices it receives regarding a violation or alleged violation of any laws. Subtenant shall comply with the rules and regulations of the Building and such other reasonable rules and regulations adopted by Sublandlord from time to time and with all recorded covenants, conditions and restrictions now or hereafter affecting the Building or the Project (collectively, “CC&Rs”) that do not prohibit Subtenant’s use of the Subleased Premises for general office use, and office conference center and training use and to the extent the same do not materially adversely increase Subtenant’s obligations or materially adversely decrease Subtenant’s rights under this Sublease.

6. Services.

6.1 Generally. Sublandlord agrees to furnish Subtenant with the following services on all days, 24-hours per day (except as otherwise stated), all of which shall be included in Base Rent except as otherwise provided in this Sublease with respect to excess usage:

(a) Water. Running City water from the regular Building outlets for drinking, lavatory and toilet purposes in (i) the Building Common Areas on the floor on which the Subleased Premises are located, and (ii) to the sink and ice maker located in the Subleased Premises as of the Effective Date. If Subtenant desires any additional water in the Subleased Premises for any approved reason, including for kitchen areas in the Subleased Premises, running City water shall be supplied, at Subtenant’s sole cost and expense, from the Building water main through a line and fixtures installed at Subtenant’s sole cost and expense with the prior reasonable consent of Sublandlord. If Subtenant desires additional hot water in the Subleased Premises, Subtenant, at its sole cost and expense and subject to the prior reasonable consent of Sublandlord, may install a hot water heater and a dishwasher in the Subleased Premises;

(b) HVAC.

(1) Generally. Heating, ventilation and air conditioning (“HVAC”) in season during Building Hours (i.e., 8:00 a.m. to 6:00 p.m., Monday through Friday, holidays excepted), at such temperatures and in such amounts as required by governmental authority. Subtenant shall have the right to receive HVAC service during hours other than Building Hours using Sublandlord’s “after-hours” access card system, Subtenant shall pay Sublandlord the standard charge established from time to time by Sublandlord for the additional service, which charge Subtenant acknowledges for after-hours HVAC service is currently [$89.60 per floor] (or partial floor) per hour as of the date of this Sublease, and which cost may be increased to the extent that Sublandlord’s actual cost (hereinafter defined) of providing such “after hours” HVAC increases from time to time. The minimum time period for after hours HVAC usage shall be one (1) hour. For purpose of this Section 6.1(b), “actual cost” shall mean the actual cost incurred by Sublandlord, as reasonably determined by Sublandlord, inclusive of a reasonable allocation for wear and tear, depreciation, provided that, notwithstanding the foregoing, any amount actually charged by any unrelated third party to Sublandlord for the supply of HVAC shall be deemed Sublandlord’s “actual cost”. When determining the actual cost of Subtenant’s utility usage pursuant to the terms of this Section 6.1(b), Sublandlord agrees that it shall use the monthly average rate paid by Sublandlord for a particular utility;

(c) Janitorial. Janitor service five (5) days per week (except on dates of the observation of holidays); provided that if Subtenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Subtenant shall pay the additional cost attributable to the special services;

(d) Access. Subtenant shall have access to the Subleased Premises 24-hours per day, 7 days a week, subject to temporary closures due to emergency, casualty, Sublandlord’s security requirements and maintenance, repair or changes to the Building or Project;

(e) Electricity. Electricity to the Subleased Premises for general office use, and office conference center and training use, in accordance with and subject to the terms and conditions of Section 7 below;

(f) Security. On-site Project (as opposed to Building) security equipment, personnel and procedures, if any, as Sublandlord may elect in its sole discretion to establish from time to time; and

(g) Other. Such other services as Sublandlord reasonably determines are necessary or appropriate for the Building or Project.

6.2 Interruption of Service. Sublandlord’s failure to furnish, or any interruption or termination of, services due to the application of laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Sublandlord (a “Service Failure”), shall not render Sublandlord liable to Subtenant, constitute a constructive eviction of Subtenant, give rise to an abatement of rent (except as expressly set forth herein), nor relieve Subtenant from the obligation to fulfill any covenant or agreement, provided that if any interruption in services to the Subleased Premises (i) continues for five (5) consecutive business days or more, (ii) is due to the act or omission of Sublandlord or Sublandlord’s employees or agents, (iii) is not attributable to the acts or omissions of Subtenant or Subtenant’s employees, invitees or agents and (iv) prevents Subtenant from occupying any material portion of the Subleased Premises, Base Rent shall abate from and after the fifth (5th) consecutive business day of the interruption to the extent the Subleased Premises are rendered unusable and are actually not used by Subtenant as a result thereof. In no event, however, shall Sublandlord be liable to Subtenant for any loss or damage, direct or indirect, special or consequential, including loss of business or theft of Subtenant’s property, arising out of or in connection with the failure of any security services, personnel or equipment.

7. Use of Electrical Services by Subtenant.

7.1 Normal Electrical Usage. The Building has been designed to accommodate electrical receptacle (120/208v) loads of three and one half (3.5) watts per usable square foot and an average lighting load of two (2) watts per usable square foot during Building Hours, with such average determined on a monthly basis (the “Standard Electrical Usage”), which electrical usage shall be subject to applicable laws, including Title 24. Subtenant will design Subtenant’s electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Subtenant’s fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Electrical service to the Subleased Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Sublandlord shall have the exclusive right to select any company providing electrical service to the Subleased Premises, to aggregate the electrical service for the Project, Building or Subleased Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Subtenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Subleased Premises. Sublandlord, shall bear the cost of lamps, starters and ballasts for Building standard lighting fixtures within the Subleased Premises.

7.2 Excess Usage. Subtenant’s use of electrical service shall not exceed, either in voltage, rated capacity or overall load, the Standard Electrical Usage. If Subtenant requests permission to consume excess electrical service, Sublandlord may refuse to consent or may condition consent upon conditions that Sublandlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by law), installation and maintenance costs shall be paid by Subtenant. Sublandlord shall have the right to separately meter or submeter electrical usage for the Subleased Premises and to measure electrical usage by survey or other commonly accepted methods; if Subtenant is consuming in excess of Standard Electrical Usage, such meter or submeter will be installed at Subtenant’s cost.

8. Master Lease and Sublease Terms.

8.1 Subject to Master Lease. This Sublease is and shall be at all times subject and subordinate to the Master Lease. Subtenant acknowledges that Subtenant has reviewed and is familiar with all of the terms, agreements, covenants and conditions of the Master Lease. Additionally, Subtenant’s rights under this Sublease shall be subject to the terms of the Consent. During the Term and for all periods subsequent thereto with respect to obligations which have arisen prior to the termination of this Sublease, Subtenant agrees to perform and comply with, for the benefit of Sublandlord and Landlord, the obligations of Sublandlord under the Master Lease which pertain to the Subleased Premises and/or this Sublease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease document shall control over the Master Lease. Sublandlord agrees that during the Term, Sublandlord will not amend, modify or voluntarily terminate the Master Lease in a manner which increases Subtenant’s obligations hereunder as materially adversely affects Subtenant’s rights hereunder. The foregoing will not preclude Sublandlord from terminating the Master Lease in the event of casualty or condemnation.

8.2 Incorporation of Terms of Master Lease. The terms, conditions and respective obligations of Sublandlord and Subtenant to each other under this Sublease shall be the terms and conditions of the Master Lease, except for those provisions of the Master Lease which are directly contradicted by this Sublease, in which event the terms of this Sublease shall control over the Master Lease. Therefore, for the purposes of this Sublease, wherever in the Master Lease the word “Landlord” is used it shall be deemed to mean Sublandlord and wherever in the Master Lease the word “Tenant” is used it shall be deemed to mean Subtenant and wherever in the Master Lease the word “Premises” is used it shall be deemed to mean Subleased Premises. Any non-liability, release, indemnity or hold harmless provision in the Master Lease for the benefit of Landlord that is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease. Any right of Landlord under the Master Lease (a) of access or inspection, (b) to do work in the Master Lease Premises or in the Building, or (c) in respect of rules and regulations, which is incorporated herein by reference, shall be deemed to inure to the benefit of Sublandlord, Landlord, and any other person intended to be benefited by said provision, for the purpose of incorporation by reference in this Sublease,

8.3 Clarifications. For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

(a) Approvals. In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord. Except as otherwise provided herein, Sublandlord shall not unreasonably withhold, or delay its consent to or approval of a matter if such consent or approval is required under the provisions of the Master Lease and Landlord has consented to or approved of such matter.

(b) Deliveries. In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.

(c) Damage; Condemnation. Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain; provided that if and to the extent the Subleased Premises contain improvements which constitute “Alterations” or “Tenant Improvements”, as said terms are described in the Master Lease, and Sublandlord, as the Tenant under the Master Lease, is required to restore such Tenant Improvements or Alterations. Sublandlord will perform such work in accordance with the terms of the Master Lease. Sublandlord will not, however, have any obligation to repair or service any Subtenant Alterations.

(d) Insurance. In all provisions of the Master Lease requiring Tenant to designate Landlord as an additional or named insured on its insurance policy. Subtenant shall be required to so designate Landlord and Sublandlord on its insurance policy.

8.4 Exclusions. Notwithstanding the terms of Section 8.2 above, Subtenant shall have no rights nor obligations under the following parts, Sections and Exhibits of the Master Lease:

(a) Original Master Lease: Article 1, Section 2.A.iv (second paragraph), Section 2.A.vi., Section 2.B., Section 2.C, Section 3.A (first, third, fourth and fifth sentences only), Section 3.C, Sections 4.A, 4.B. and 4.D, Article 5, Sections 6.A, 6.B (clauses vii, and viii and final sentence only), Sections 6.C, 7.A (the reference to “Landlord” in the seventh sentence will be deemed a reference to Landlord only, not Sublandlord), 8.A (the reference to “Landlord” in this Section will be deemed a reference to Landlord only, not Sublandlord), 8.B, 8.C, 8.D, 8.E, 8.G, 9.B, Article 11, Sections 14.B (final sentence only), 17.B

(clause (ii) and references to “Monthly Amortized Costs” only), Article 18, Article 19, Article 20, Sections 21.C, 21.M, 21.T, 21.W.

(b) First Amendment: All.

(c) Second Amendment: All.

8.5 Modifications. Notwithstanding the terms of Section 8.2 above, the following provisions of the Master Lease are modified as described below for the purpose of their incorporation into this Sublease:

(a) With respect to Article 15 of the Original Master Lease, if Landlord elects to terminate the Master Lease pursuant to Section 15.B of the Original Master Lease or if Sublandlord elects to terminate the Master Lease pursuant to Section 15.C of the Original Master Lease, Sublandlord will promptly notify Subtenant and this Sublease will terminate concurrently with the termination of the Master Lease. If neither Landlord nor Sublandlord elects to terminate the Master Lease, Sublandlord will nonetheless provide Subtenant with a copy of Landlord’s notice of the time necessary to complete repairs as provided in Section 15.C of the Original Master Lease, as well as an estimate of the additional time necessary for Sublandlord to complete any repairs required of Sublandlord pursuant to the provisions of Article 15 of the Original Master Lease, and (x) Subtenant will have the same right to terminate the Sublease as Sublandlord has to terminate the Master Lease as described in the second (2nd) and fourth (4th) sentences of Section 15.C of the Original Master Lease as incorporated herein; provided that for such purposes references in the second (2nd) and fourth (4th) sentences of Section 15.C to “Landlord” or Landlord’s” will be deemed to be references to “Sublandlord” or “Sublandlord’s” and “Landlord” or “Landlord’s”.

(b) Intentionally Omitted.

(c) With respect to Section 17.E of the Original Master Lease, in clauses (ii) and (iii), in each case the phrase “has a net worth at the time of and thereafter sufficient to enable it to meet its obligations under this Lease” is deleted and restated, for the purposes of incorporation herein, as follows: “has a net worth which, in Sublandlord’s reasonable determination, is equal to or in excess of the net worth of Subtenant as of the date immediately preceding the proposed assignment and is sufficient to enable it to meet its obligations under this Lease.”

(d) Except as set forth in Section 8.5(b) above, references in the following provisions of the Master Lease to “Landlord” shall mean “Landlord”: Articles 15 and 16.

(e) With respect to Section 21(g) of the Original Master Lease, Sublandlord will be permitted to enter the Subleased Premises in order to perform any maintenance and repair tasks applicable to the Subleased Premises or the Building or to facilitate the construction of improvements within the Building which work will not require Subtenant’s prior consent. Sublandlord agrees to use reasonable efforts to minimize disturbance to Subtenant’s business operations in the Subleased Premises as a result of any such entry, however, the parties acknowledge that Sublandlord shall not be required to provide advance notice to Subtenant of any such entry.

(f) With respect to Subtenant’s obligations upon the expiration or earlier termination of this Sublease in accordance with the provisions of Section 6.B. of the Original Master Lease incorporated herein, the reference in the 5th sentence to Subtenant’s obligation to restore the premises to the condition that existed as of the commencement date of the Master Lease shall be deemed to obligate Subtenant to restore the Subleased Premises to the condition that existed as of the commencement of the License Agreement. Without limiting the generality of the foregoing or the provisions of Section 15(c) of this Sublease, the parties acknowledge that upon the expiration or earlier termination of this Sublease, as between Subtenant and Sublandlord, Subtenant shall be responsible for any and all costs associated with the repair and restoration of any portion of the Subleased Premises altered, improved or modified by, on behalf of or at the instance of Subtenant, whether such alteration, improvement or modification occurred during the Term or during the term of the License Agreement including, without limitation, the improvements set forth on Exhibit B to the Third Amendment to License Agreement.

9. Assignment and Subletting.

(a) Generally. Subtenant shall not assign this Sublease or further sublet all or any part of the Subleased Premises except subject to and in compliance with all of the terms and conditions of Article 17 of the Original Master Lease, and Sublandlord (in addition to Landlord) shall have the same rights with respect to assignment and subleasing as Landlord has under such Article 17; provided, however, that in connection with any proposed assignment or subletting by Subtenant, Sublandlord will have the right, to be exercised by written notice delivered within twenty (20) days after Subtenant’s submission of all necessary materials requesting Sublandlord’s consent to such assignment or sublease, to terminate this Sublease with respect to the space that is the subject of such proposed assignment or sublease, effective as of the proposed effective date of such proposed assignment or sublease.

9.2 Fees and Costs. Subtenant shall pay all fees and costs payable to Master Landlord pursuant to the Master Lease in connection with any proposed assignment, sublease or transfer of the Subleased Premises, together with all of Sublandlord’s reasonable out- of-pocket costs relating to Subtenant’s request for such consent, regardless of whether such consent is granted, and the effectiveness of any such consent shall be conditioned upon Master Landlord’s and Sublandlord’s receipt of all such fees and costs. The sale of shares of Subtenant’s stock on a nationally recognized securities exchange in the normal course of trading (as opposed to the transfer of shares in connection with a merger or acquisition) will not constitute an assignment of Subtenant’s interest in this Sublease.

10. Default. Except as expressly set forth herein, Subtenant shall perform all obligations in respect of the Subleased Premises that Sublandlord would be required to perform pursuant to the Master Lease, to the extent incorporated herein. It shall constitute an event of default hereunder if Subtenant fails to perform any obligation hereunder (including, without limitation, the obligation to pay Rent), or any obligation under the Master Lease which has been incorporated herein by reference, and, in each instance, Subtenant has not remedied such failure after delivery of any written notice required under this Sublease and passage of the cure periods prescribed in Article 13 of the Original Master Lease as incorporated herein, provided that with respect to non-monetary defaults. Subtenant’s cure period shall be longer of (A) one-half of, or (B) five (5) calendar days less than, the actual cure period provided for such non-monetary default under the Master Lease.

11. Remedies. In the event of any default hereunder by Subtenant, Sublandlord shall have all remedies provided to the “Landlord” in the Master Lease as if an event of default had occurred thereunder and all other rights and remedies otherwise available at law and in equity. Without limiting the generality of the foregoing, Sublandlord may continue this Sublease in effect after Subtenant’s breach and abandonment and recover Rent as it becomes due. Sublandlord may resort to its remedies cumulatively or in the alternative.

12. Right to Cure Defaults. If Subtenant fails to perform any of its obligations under this Sublease after expiration of applicable grace or cure periods, then Sublandlord may, but shall not be obligated to, perform any such obligations for Subtenant’s account. All costs and expenses incurred by Sublandlord in performing any such act for the account of Subtenant shall be deemed Rent payable by Subtenant to Sublandlord upon demand, together with interest thereon at the lesser of (i) fifteen percent (15%) per annum or (ii) the maximum rate allowable under law (the “Interest Rate”) from the date of the expenditure until repaid. If Sublandlord undertakes to perform any of Subtenant’s obligations for the account of Subtenant pursuant hereto, the taking of such action shall not constitute a waiver of any of Sublandlord’s remedies. Subtenant hereby expressly waives its rights under any statute to make repairs at the expense of Sublandlord.

13. Sublandlord’s Liability. Notwithstanding any other term or provision of this Sublease, the liability of Sublandlord to Subtenant for any default in Sublandlord’s obligations under this Sublease shall be limited to actual, direct damages, and under no circumstances shall Subtenant, its partners, members, shareholders, directors, agents, officers, employees, contractors, sublessees, successors and/or assigns be entitled to recover from Sublandlord (or otherwise be indemnified by Sublandlord) for (a) any losses, costs, claims, causes of action, damages or other liability incurred in connection with a failure of Landlord, its partners, members, shareholders, directors, agents, officers, employees, contractors, successors and /or assigns to perform or cause to be performed Landlord’s obligations under the Master Lease, (b) lost revenues, lost profit or other consequential, special or punitive damages arising in connection with this Sublease for any reason, or (c) any damages or other liability arising from or incurred in connection with the condition of the Subleased Premises or suitability of the Subleased Premises for Subtenant’s intended uses. Subtenant shall, however, have the right to seek any injunctive or other equitable remedies as may be available to Subtenant under applicable law. Notwithstanding any other term or provision of this Sublease, no personal liability shall at any time be asserted or enforceable against Sublandlord’s stockholders, directors, officers, or partners on account of any of Sublandlord’s obligations or actions under this Sublease, As used in this Sublease, the term “Sublandlord” means the holder of the tenant’s interest under the Master Lease and the holder of Sublandlord’s interest under this Sublease. In the event of any assignment or transfer of the Sublandlord’s interest under this Sublease, which assignment or transfer may occur at any time during the Term in Sublandlord’s sole discretion, Sublandlord shall be and hereby is entirely relieved of all covenants and obligations of

Sublandlord hereunder accruing subsequent to the date of the transfer and it shall be deemed and construed, without further agreement between the parties hereto, that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Sublandlord hereunder. Sublandlord may transfer and deliver any then existing security deposit to the transferee of Sublandlord’s interest under this Sublease, and thereupon Sublandlord shall be discharged from any further liability with respect thereto.

14. Attorneys’ Fees. If Sublandlord or Subtenant brings an action to enforce the terms hereof or to declare rights hereunder, the prevailing party who recovers substantially all of the damages, equitable relief or other remedy sought in any such action on trial and appeal shall be entitled to receive from the other party its costs associated therewith, including, without limitation, reasonable attorneys’ fees and costs from the other party. Without limiting the generality of the foregoing, if Sublandlord utilizes the services of an attorney for the purpose of collecting any Rent due and unpaid by Subtenant or in connection with any other breach of this Sublease by Subtenant, Subtenant agrees to pay Sublandlord reasonable actual attorneys’ fees as determined by Sublandlord for such services, irrespective of whether any legal action may be commenced or filed by Sublandlord. If any such work is performed by in house counsel for Sublandlord, the value of such work shall be determined at a reasonable hourly rate for comparable outside counsel.

15. Delivery of Possession.

15.1 Generally. Subject to Sublandlord’s obligations to perform certain alterations as set forth in the License Agreement, Sublandlord shall deliver, and Subtenant shall accept, possession of the Subleased Premises in their “AS IS” condition as the Subleased Premises exists on the date of such delivery. Sublandlord shall have no obligation to furnish, render or supply any work, labor, services, materials, furniture other than the Furniture, defined below, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy. In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made and has not relied on any representation or warranty concerning the Subleased Premises or the Building, except as expressly set forth in this Sublease. Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections of the Subleased Premises and the Building Common Areas. Subtenant acknowledges that it is not authorized to make or perform any alterations or improvements in or to the Subleased Premises except as permitted by the provisions of this Sublease and the Master Lease and that upon termination of this Sublease, Subtenant shall deliver the Subleased Premises to Sublandlord in the same condition as the Subleased Premises were at the commencement of the term of the License Agreement, reasonable wear and tear excepted; in any event, at Subtenant’s cost, Subtenant will remove all telecommunications and data cabling (including Network Cabling) installed by or for the benefit of Subtenant.

15.2 Subtenant’s Alterations.

(a) Generally. Any improvements to the Subleased Premises (“Subtenant Alterations”) shall be carried out in accordance with, and will be deemed “alterations” for the purpose of the Master Lease and will be subject to Landlord’s prior written approval to the extent required under the Master Lease. Sublandlord will have the right to approve the plans and specifications for any proposed Subtenant Alterations, as well as any contractors whom Subtenant proposes to retain to perform such work (provided that Sublandlord may designate the contractors who will perform work on the Building’s electrical, HVAC or life- safety systems). Sublandlord’s consent shall not be unreasonably withheld with respect to proposed Subtenant Alterations that (a) comply with all applicable laws; (b) are compatible with the Building, its architecture and its mechanical, electrical, HVAC and life safety systems; (c) do not interfere with the use and occupancy of any other portion of the Building by any other occupant or their invitees; (d) do not affect the structural portions of the Building; (e) do not and shall not, whether alone or taken together with other improvements, require the construction of any other improvements or alterations within the Building; (f) do not reduce the value of the Subleased Premises or increase the cost to Sublandlord of reletting the Premises; and (g) do not affect the exterior appearance of the Building. Additionally, Sublandlord may require that Subtenant incorporate “Project-Standard” materials with respect to (i) ceiling tile, (ii) lighting, (iii) doors, frames and hardware and (iv) other similar finish components. In determining whether to consent to proposed Subtenant Alterations, Sublandlord shall have the right to review and approve plans and specifications for proposed Subtenant Alterations, construction means and methods, the identity of any contractor or subcontractor to be employed on the work for Subtenant Alterations, and the time for performance of such work. In connection with any- proposed Subtenant Alterations, Subtenant will be solely responsible for providing any security required by Landlord pursuant to Section 7.A. of the Original Master Lease. Additionally, if Sublandlord in good faith determines that Sublandlord proposes to construct Subtenant Alterations which would be materially more expensive to remove than the typical office improvements located in the Building, Sublandlord, in Sublandlord’s discretion, may require as a condition to granting its consent to such proposed Subtenant Alterations that Subtenant make a security deposit in an amount reasonably determined by Sublandlord to be sufficient to secure the performance of Subtenant’s obligation to restore or remove such Subtenant Alterations at the expiration or sooner termination of the Sublease. Subtenant shall supply to Sublandlord any documents and information reasonably requested by Sublandlord in connection with any Subtenant Alterations. Sublandlord may hire outside consultants to review such documents and information and Subtenant shall reimburse Sublandlord for the cost thereof as well as Sublandlord’s internal costs. All Subtenant Alterations permitted hereunder shall be made and performed by Subtenant without cost or expense to Sublandlord, except with respect to Sublandlord’s funding of the Allowance, described below. Upon completion of any Subtenant Alterations, Subtenant shall provide Sublandlord, at Subtenant’s expense, with a complete set of “as built” plans on Mylar and specifications reflecting the actual conditions of the Subtenant Alterations as constructed in the Subleased Premises, together with a copy of such plans on diskette in AutoCAD format or such other format as may then be in common use for computer assisted design purposes; additionally, Subtenant will provide Sublandlord with the items required under clauses (i) through (iii) of Section 7.A of the Original Master Lease for delivery to Landlord. Sublandlord shall have the right to promulgate commercially reasonable rules and regulations regarding the performance of Subtenant Alterations; Subtenant’s initial guidelines for construction are attached hereto as Exhibit F. If and to the extent that Landlord imposes a construction management fee with respect to any Subtenant Alterations, or otherwise passes through review fees and costs, Subtenant will be responsible for paying such sums.

(b) Code-Required Work. If the performance of any Subtenant Alterations or other work by Subtenant within the Subleased Premises “triggers” a requirement for code-related upgrades to or improvements of any portion of the Building or Project, Subtenant shall be responsible for the cost of such code-required upgrade or improvements.

(c) End of Term. Subtenant expressly acknowledges that Landlord or Sublandlord may require Subtenant to remove some or all Subtenant Alterations at the expiration or sooner termination of the Term. Subtenant will be responsible for the removal and/or restoration of any other Subtenant Alterations if required by Landlord or Sublandlord. Subtenant will also be responsible for the performance of the items of work required by clauses (i), (ii), (iii), (iv) and (v) (to the extent Tenant installs cabling that is in addition to the cabling that is already in place before the commencement of the License Agreement) of Section 6.B of the Original Master Lease, to the extent applicable to the Subleased Premises. Subtenant acknowledges that Landlord may notify Sublandlord following the scheduled expiration of this Sublease of Landlord’s determination that certain alterations performed by Subtenant must be removed. Sublandlord agrees to attempt to procure Landlord’s determination in this regard as soon as reasonably possible; however, the parties acknowledge that Subtenant’s obligation to remove any Subtenant Alterations which Landlord requires the removal of (and the removal of which is not the express responsibility of Sublandlord pursuant to this Section 15.2(c) will survive the expiration or sooner termination of this Sublease.

15.3 Holding Over. If Subtenant holds over after the expiration or earlier termination of this Sublease with the express or implied consent of Sublandlord, such tenancy shall be from month-to-month only and shall not constitute a renewal hereof or an extension for any further term. Such month-to-month tenancy shall be subject to all the terms and provisions of this Sublease, except that Subtenant shall pay Base Rent in an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent due for the period immediately preceding the holdover. Nothing contained in this Section 16 shall be construed as consent by Sublandlord to any holding over by Subtenant, and Sublandlord expressly reserves the right to recover immediate possession of the Subleased Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Sublandlord is unable to deliver possession of the Subleased Premises to a new subtenant or to Landlord, as the case may be, or to perform improvements for a new subtenant, as a result of Subtenant’s holdover, Subtenant shall be liable to Sublandlord for all damages, including, without limitation, consequential damages, that Sublandlord suffers from the holdover; Subtenant expressly acknowledges that such damages may include all of the holdover rent charged by Landlord under the Master Lease as a result of Subtenant’s holdover, which Master Lease holdover rent may apply to the entire Master Lease Premises. Notwithstanding any other term or provision of this Sublease, if the Term expires on the Expiration Date (as opposed to an early termination for any reason), Subtenant shall be entitled to hold over, without any payment of Base Rent, solely for the purpose of performing any repair/restoration obligations of Subtenant under this Sublease, so long as (x) Subtenant’s work of repair/restoration does not interfere with Sublandlord’s restoration work, if any, which is concurrently being performed in the Building and (y) in no event will Subtenant have any right to remain in the Subleased Premises for any reason whatsoever following the date which precedes the date of expiration of the term of the Master Lease.

16. Parking. Intentionally omitted.

17. Notices: Any notice by either party to the other required, permitted or provided for herein shall be valid only if in writing and shall be deemed to be duly given only if (a) delivered personally, or (b) sent by means of Federal Express, UPS Next Day Air or another reputable express mail delivery service guaranteeing next business day delivery, or (c) sent by United States certified or registered mail, return receipt requested, addressed: (i) if to Sublandlord, at the following addresses:

Oracle America, Inc. c/o Oracle Corporation 1001 Sunset Boulevard Rocklin, California 95765 Attn: Lease Administration

with a copy to:

Oracle America, Inc. c/o Oracle Corporation 500 Oracle Parkway Box 50P7 Redwood Shores, California 94065 Attn: Legal Department

and (ii) if to Subtenant, at the following address:

Guidewire Software 2211 Bridgepointe Parkway Suite 200 San Mateo, CA 94404 Attn: Karen Blasing

or at such other address for either party as that party may designate by notice to the other. A notice shall be deemed given and effective, if delivered personally, upon hand delivery thereof (unless such delivery takes place after hours or on a holiday or weekend, in which event the notice shall be deemed given on the next succeeding business day), if sent via overnight courier, on the business day next succeeding delivery to the courier, and if mailed by United States certified or registered mail, three (3) business days following such mailing in accordance with this Section.

18. Furniture. During the Term, at no charge to Subtenant, Subtenant shall be permitted to use the existing modular and office furniture and cabling located in the Subleased Premises and as shown in the diagram attached hereto as Exhibit C (the “Furniture”). Subtenant shall accept the Furniture in its current condition without any warranty of fitness from Sublandlord (Subtenant expressly acknowledges that no warranty is made by Sublandlord with respect to the condition of any cabling currently located in or serving the Subleased Premises); for purposes of documenting the current condition of the Furniture, Subtenant and Sublandlord shall, prior to the Commencement Date, conduct a joint walk-through of the Subleased Premises in order to inventory items of damage or disrepair in the Furniture. Subtenant shall use the Furniture only for the purposes for which such Furniture is intended and shall be responsible for the proper maintenance, care and repair of the Furniture, at Subtenant’s sole cost and expense; and, if an applicable warranty for a particular piece of furniture is in effect, Subtenant shall use maintenance contractors specified by Sublandlord for said item. No item of Furniture shall be removed from the Subleased Premises without Sublandlord’s prior written consent. On or about the date of expiration of the Term, the parties shall once again conduct a walk-through of the Subleased Premises to catalog any items of damage, disrepair, misuse or loss among the Furniture (reasonable wear and tear excepted), and Subtenant shall be responsible, at Subtenant’s sole cost and expense, for curing any such items (including, with respect to loss, replacing any lost item with a substantially similar new item reasonably acceptable to Sublandlord). Any work of modifying any Furniture (including, without limitation, changing the configuration of, “breaking down” or reassembly of cubicles or other modular furniture) shall be performed at Subtenant’s sole cost using Sublandlord’s specified vendors or an alternate vendor approved in writing by Sublandlord (such approval to be granted or withheld in Sublandlord’s reasonable and good faith discretion, based upon Sublandlord’s assessment of factors which include, without limitation, whether the performance by such vendor will void applicable warranties for such furniture and whether such vendor is sufficiently experienced in the design of such furniture). Notwithstanding the foregoing, Sublandlord will remove, at its own cost, any Furniture from the Subleased Premises requested by Subtenant prior to the Commencement Date or prior to a mutually agreed upon date, provided that Subtenant delivers to Sublandlord notice specifying the items to be removed at least ten (10) days prior to the Commencement Date or mutually agreed upon date. Following such removal, any such items so removed will no longer be deemed to be included with the definition of “Furniture” and, at Landlord’s option, the parties will jointly execute a revised Exhibit C reflecting the revised Furniture Inventory.

19. Access System. Subtenant acknowledges that Sublandlord currently has an access system monitoring access to the Project and the Building (but not to the Subleased Premises). Subtenant acknowledges that there are card readers installed throughout the Building and Project which are part of Sublandlord’s access system. Subtenant will not interfere with, adjust or damage any such card readers. To the fullest extent permitted under applicable law, Subtenant hereby acknowledges that, except for making the card key reader system available for Subtenant’s use and except for servicing and maintaining the system, Sublandlord shall not be responsible for providing access or security services to Subtenant, and that Subtenant shall be solely responsible for providing its own security service, if any. Sublandlord shall provide Subtenant with card keys (one (1) key for each workstation in the Subleased Premises) at no initial cost to Subtenant; Sublandlord may, however, charge Subtenant for lost or replacement card keys. In addition, if a separate card key is required, Sublandlord shall provide Subtenant with a reasonable number of card keys for access to the vestibules for the freight elevator.

20. Signage. Subtenant shall be entitled, at Subtenant’s cost, to install (a) Project-standard signage identifying Subtenant in the main lobby of the Building and (b) subject to the prior written approval of Sublandlord and Landlord with respect to graphics, materials, color, design, lettering, lighting, size, specifications, location and manner of installation and the procurement, at Subtenant’s sole cost and expense, of all required governmental approvals and permits therefor, a single sign at each of the entrances to the Subleased Premises, as more particularly shown on Exhibit A attached hereto; provided that Subtenant will have the same removal/restoration obligations with respect to such signage as Subtenant has with respect to any Subtenant Alteration.

21. Telecom Riser Rooms. Each floor of the Building has a separate room (each, a “Telecom Riser Room”) which was used by the prior occupant of the Building to connect with the main telecommunications distribution frame (“MDF”) serving the Building and the Project; the Telecom Riser Rooms serve as the central point of distribution for telecommunications fiber for all floors in the Building. As of the date of this Sublease, the Telecom Riser Rooms serving the Subleased Premises shall remain locked unless otherwise determined by Sublandlord, but considered common space accessible to Sublandlord and, upon prior coordination of such access with, and subject to supervision by. Sublandlord or the property manager for the Project, other Building occupants (including Subtenant). Other Building occupants who wish to use the telecom riser fiber in the Building may require access to all other Telecom Riser Rooms (including Telecom Riser rooms on floors below the floors on which their separate subleased premises are located) through which their fiber passes. Subtenant may elect to use the Telecom Riser Rooms serving the Subleased Premises for connecting to the MDF, [however, Subtenant may not interfere with any pre-existing Building fiber installed in or connected to any Telecom Riser Room nor may Subtenant prevent Sublandlord (or any other Building occupants) from accessing the Telecom Riser Rooms serving the Subleased Premises; however, Subtenant will have the right to supervise the performance of any other occupants’ work in the Telecom Riser Rooms on the floor(s) where the Subleased Premises are located (and, similarly, if Subtenant wishes to have access to the Telecom Riser Rooms on any floor in the Building where the Subleased Premises is not located, Subtenant may be subject to the supervision of the occupant(s) of such floor during the performance of any such work),] All work performed by or on behalf of Subtenant in any Telecom Riser Room will be performed in strict compliance with such guidelines as Sublandlord may, from time to time, promulgate. Alternatively, Subtenant may elect to relocate Subtenant’s voice and data cabling to another location within the Subleased Premises at Subtenant’s sole cost and expense. All vertical cabling to be installed by Subtenant shall be in such room in a location designated and approved by Sublandlord and Sublandlord may need future access to allow other Subtenants to core drill and pull additional fiber.

22. Project Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Subleased Premises, Building, or any part thereof and that no representations respecting the condition of the Subleased Premises or the Building have been made by Sublandlord to Subtenant except as specifically set forth herein. However, Subtenant hereby acknowledges that Sublandlord is currently renovating or may during the Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Project, the Building and/or the Subleased Premises, including, but not limited to, installing a building directory in the main lobby of the Building and providing lobby furniture consistent with the main building lobby. Subtenant hereby agrees that such Renovations shall in no way constitute a constructive eviction of Subtenant nor. except as expressly set forth in Section 6.2 above, entitle Subtenant to any abatement of Rent. Sublandlord shall have no responsibility and shall not be liable to Subtenant for any injury to or interference with Subtenant’s business arising from the Renovations, nor shall Subtenant be entitled to any compensation or damages from Sublandlord for loss of the use of the whole or any part of the Subleased Premises or of Subtenant’s personal property or improvements resulting from the Renovations, or for any inconvenience or annoyance occasioned by such Renovations,

23. Brokers. Subtenant represents that it has not with any brokers except for Sublandlord’s Broker in connection with this Sublease. Sublandlord represents that it has dealt directly with and only with Colliers International (“Sublandlord’s Broker”), as a broker in connection with this Sublease. Sublandlord and Subtenant shall indemnify and hold each other harmless from all claims of any brokers other than Sublandlord’s Broker claiming to have represented Sublandlord or Subtenant in connection with this Sublease.

24. Complete Agreement. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties or their representatives relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated nor may any of its provisions be waived orally or in any manner other than by a written agreement executed by both parties.

25. USA Patriot Act Disclosures. Subtenant is currently in compliance with and shall at all times during the Term remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001. Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

26. Interpretation. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of California. If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law. The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease or any part thereof to be drafted. If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making same, not dependent on any other provision of this Sublease unless otherwise expressly provided. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

27. Counterparts. This Sublease may be executed in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. This Sublease shall be fully executed when each party whose signature is required has signed and delivered to each of the parties at least one counterpart, even though no single counterpart contains the signatures of all parties hereto.

IN WITNESS WHEREOF, the parties hereto hereby execute this Sublease as of the day and year first above written.

SUBLANDLORD:	ORACLE AMERICA, INC., a Delaware corporation

By:	/s/ Randall W. Smith
Print Name:	Randall W. Smith
Title:	VP, Real Estate & Facilities

SUBTENANT:	GUIDEWIRE SOFTWARE, INC., a Delaware corporation

By:	/s/ Karen Blasing
Print Name:	Karen Blasing
Title:	Chief Financial Officer

EXHIBIT A

Conference Center

1

EXHIBIT B

Commencement Agreement

Date

Subtenant	Guidewire Software, Inc.
Address

Re:

Commencement Letter with respect to that certain Sublease dated as of the      day of                     ,             , by and between ORACLE AMERICA, INC., a Delaware corporation, as Sublandlord., and GUIDEWIRE SOFTWARE, INC., a Delaware corporation, as Subtenant, for certain premises known as the Conference Center located on the ground floor of the Building located at 2207 Bridgepointe Parkway, San Mateo, California.

Dear	:

In accordance with the terms and conditions of the above referenced Sublease, Subtenant accepts possession of the Subleased Premises and agrees:

1.	The Commencement Date is ;

2.	The Expiration Date is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Subtenant:	GUIDEWIRE SOFTWARE, INC.

By:	[DO NOT SIGN - EXHIBIT]
Name:
Title:
Date:

1

EXHIBIT C

Furniture Inventory

1

SIEBEL SYSTEMS

BRIDGEPOINTE
BLD. 3 - FLOOR 1
SAN MATEO, CA.

kbm | WORKSPACE

520 SOUTH FIRST STREET
SAN JOSE, CALIFORNIA 95113
408.938.2200
FAX 408.938.0699

PROJ. #	1929
DWG. NAME	B3F1
DATE	07.20.00
SALESPERSON	BW
DESIGNER	RR

REVISION/ISSUE

DATE	DESCRIPTION	BY
05.04.00	Client Review	[illegible]
05.16.00	Rev. furniture	RR
06.13.00	Update furniture	RR
06.20.00	Rev furn per IA	RR
06.27.00	[illegible]	RR
07.20.00	Rev SBC tables	RR

SCALE N.T.S.

SHEET NO.

EXHIBIT C to SUBLEASE - Conference Center Projection Rooms’ Inventory

Room 1003 (projection room to 170A)

One projector - Proxima PRO AV 9320 (Siebel Tag 37317)

One projection Mirror

One equipment rack

One Crestron AC Control Processor

One Shure SCM 268 Microphone Mixer

One Denon AVR 3300 Receiver

One Peavex IPS 150 Acoustic Controller

Room 1005 (projection room to 170B)

One projector - Proxima PRO AV 9320 (Siebel Tag 37318)

One projection mirror large

One projection mirror small

One empty equipment rack

Room 1007

One projector Proxima PRO AV 9320

One projection mirror rack large

One empty equipment rack

Room 1010

One projection mirror large

Two projection mirrors small

1 equipment rack with Autopatch and Cybex Autoboot Commander

Room 1014

One projector - Proxima PRO AV 9320

One projection mirror large

One empty equipment rack

Room 1015

3 shelving units

1 conference room chair with broken arm

1 small round glass top tables

One small round glass top table without glass

1 task table

Non-designated projection room inside 1015

One projector - Proxima PRO AV 9320

One projection mirror large

One equipment rack with 2 Sony VCR machines and one Sony DVD Machine

EXHIBIT D

Rules and Regulations

1. Sidewalks, doorways, halls, stairways, vestibules and other similar areas shall not be obstructed by any tenant or used by them for purpose other than ingress to and egress from their respective Premises, and for going from one part of the Building to another part.

2. Plumbing fixtures shall be used only for their designated purpose, and no foreign substances of any kind shall be deposited therein. Damage to any such fixture resulting from misuse by Subtenant or any employee or invitee of Subtenant shall be repaired at the expense of Subtenant.

3. Nails, screws and other attachments to the Building require prior written consent from Sublandlord.

4. All contractors and technicians rendering any installation service to Subtenant shall be subject to Sublandlord’s approval and supervision prior to performing services. This applies to all work performed in the Building, including, but not limited to, installation of telecommunications equipment, and electrical devices, as well as all installation affecting floors, walls, woodwork, windows, ceilings, and any other physical portion of the Building.

5. Movement in or out of the Building of furniture, office equipment, or other bulky material which requires the use of elevators, stairways, or Building entrance and lobby shall be restricted to hours established by Sublandlord. All such movement shall be under Sublandlord’s supervision, and the use of an elevator for such movements shall be restricted to the Building’s freight elevators. Prearrangements with Sublandlord shall be made regarding the time, method, and routing of such movement, and Subtenant shall assume all risks of damage and pay the cost of repairing or providing compensation for damage to the Building, to articles moved and injury to persons or public resulting from such moves. Sublandlord shall not be liable for any acts or damages resulting from any such activity, All deliveries to the premises (including the Subleased Premises) are to be made through the loading dock by prior arrangement with Property Management.

6. Corridor doors, when not in use, shall be kept closed.

7. Subtenant shall cooperate with Sublandlord in maintaining the Subleased Premises, Except as expressly set forth in the Sublease, Subtenant shall not employ any person for the purpose of cleaning the Subleased Premises other than the Building’s cleaning and maintenance personnel.

8. Deliveries of water, soft drinks, newspapers, or other such items to any Premises shall be restricted to hours established by Sublandlord and made by use of the freight elevators if Sublandlord so directs.

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9. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, fish, or animals of any kind shall be brought into or kept in, on or about the Subleased Premises.

10. No cooking shall be done in the Subleased Premises except in connection with convenience lunch room or beverage service for employees and guests (on a noncommercial basis) in a manner which complies with all of the provisions of the Sublease and which does not produce fumes or odors.

11. Food, soft drink or other vending machines shall not be placed within the Subleased Premises without Sublandlord’s prior written consent.

12. Subtenant shall not use or keep on its Subleased Premises any kerosene, gasoline, or inflammable or combustible fluid or material other than limited quantities reasonably necessary for the operation and maintenance of office equipment.

13. Subtenant shall not tamper with or attempt to adjust temperature control thermostats in the Subleased Premises. Sublandlord shall make adjustments in thermostats on call from Subtenant.

14. Subtenant shall comply with all requirements necessary for the security of the Building, including the use of service passes issued by Sublandlord for after hours movement of office equipment/packages, and signing security register in Building lobby after hours.

15. Upon termination of this Lease, Subtenant shall surrender to Sublandlord all keys and access cards to the Subleased Premises, and give to Sublandlord the combination of all locks for safes and vault doors, if any, in the Subleased Premises.

16. Sublandlord retains the right, without notice or liability to any occupant, to change the name and street address of the Building.

17. Canvassing, peddling, soliciting, and distribution of handbills in the Building are prohibited and each tenant shall cooperate to prevent these activities.

18. Subtenant shall take reasonable steps to prevent the unnecessary generation of refuse (e.g., choosing and using products, packaging, or other materials in business that minimize solid waste or that are durable, reusable, or recyclable). Subtenant shall provide or obtain recycling containers in its business for use by employees and customers, shall recycle acceptable materials in the recycling containers provided by Sublandlord, and shall otherwise participate in the recycling program established by Sublandlord for the Building. Acceptable recyclable materials may include, but are not limited to, the following: newspaper, cardboard, paperboard, office paper and other mixed paper, aluminum, tin and other metal, glass, and #1 (PETE) and #2 (HDPE) plastics.

19. Subtenant shall not, and shall cause its employees, agents, contractors, invitees, customers and visitors not, to smoke in the Subleased Premises or in any portion of the Building, except those areas, if any, expressly designated as smoking areas by Sublandlord. Persons may smoke cigarettes in designated areas only if the smoker uses designated receptacles

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for ashes and cigarette butts and does not annoy any nonsmoking persons using the area or interfere with access to the Building.

20. Sublandlord reserves the right to rescind or modify any of these rules and regulations and to make future rules and regulations required for the safety, protection, and maintenance of the Building, the operation and preservation of good order thereof, and the protection and comfort of the tenants and their employees and visitors. Such rules and regulations, when made and written notice given the Subtenant, shall be binding as if originally included herein.

21. No overnight parking or storage of vehicles shall be allowed in the parking facilities serving the Project. Additionally, in no event will maintenance or repair work be performed on vehicles while located in parking facilities serving the Project.

22. Bicycles may be parked in the bicycle racks located throughout the Project or (subject to available storage capacity) stored in the Project’s bicycle storage area.

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